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                      August 24, 2021

       W. Troy Rudd
       Chief Executive Officer
       AECOM
       300 South Grand Avenue, 9th Floor
       Los Angeles, California 90071

                                                        Re: AECOM
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2020
                                                            Filed November 19,
2020
                                                            Form 10-Q for the
Fiscal Period Ended March 31, 2021
                                                            Filed May 12, 2021
                                                            File No. 000-52423

       Dear Mr. Rudd:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services